EXHIBIT 99.1

Contacts:	Meg McGilley
Chief Financial Officer
(858) 480-0402

Rob Whetstone
PondelWilkinson, Inc.
(310) 279-5963
SOMAXON REPORTS
2006 FULL YEAR FINANCIAL RESULTS
•	Full year 2006 net loss of $46.4 million, or $2.58 per share

•	New Drug Application (NDA) submission for SILENOR™ (doxepin HCl) planned for third quarter of 2007
Conference call scheduled today at 5:30 a.m. PT; Simultaneous webcast at www.somaxon.com and www.opencompany.info
SAN DIEGO, CA — March 13, 2007 — Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology, today announced financial results for the fourth quarter and full year ended December 31, 2006.
Financial Results
For 2006, Somaxon’s net loss applicable to common stockholders was $46.4 million, or $2.58 per share. For 2005, net loss applicable to common stockholders was $38.6 million, or $33.30 per share, and would have been $38.9 million, or $33.56 per share, had share-based compensation expense been recorded in accordance with the provisions of Statement of Financial Accounting Standards, or SFAS, No. 123(R). SFAS No. 123(R) was adopted on January 1, 2006, resulting in the recognition of share-based compensation expense associated with the company’s stock options of $5.0 million for 2006.
For the fourth quarter of 2006, net loss applicable to common stockholders was $8.3 million, or $0.46 per share. For the same period in 2005, net loss applicable to common stockholders was $12.6 million, or $4.33 per share, and would have been $12.8 million, or $4.39 per share, had share-based compensation expense been recorded in accordance with the provisions of SFAS No. 123(R).

Non-GAAP net loss per share treats preferred shares as if they were converted into common shares at their date of issuance and was $4.14 for the full year 2005 and $0.93 for the fourth quarter of 2005. Management believes that including non-GAAP net loss per share for periods prior to the company’s December 2005 initial public offering provides a useful and relevant measure for comparative year-over-year operating performance. Management does not believe the use of non-GAAP net loss per share lessens the importance of comparable GAAP measures. Refer to the enclosed Summary Operating Loss Statements for details of non-GAAP net loss per share and its reconciliation to the nearest GAAP measure.
As a development stage pharmaceutical company, Somaxon had no revenues during 2006.
Research and development expenses for 2006 were $37.5 million, compared to $29.0 million for 2005. The increase is primarily due to a higher level of clinical trial activity for the company’s SILENOR™ and nalmefene product candidates in 2006 as compared to 2005 and an increase in research and development headcount in order to conduct and manage the growth in clinical trial activities. The adoption of SFAS No. 123(R) resulted in $1.0 million of share-based compensation expense allocable to research and development personnel in 2006.
Marketing, general and administrative expenses were $11.7 million for 2006, compared to $4.8 million for 2005. The increase was primarily caused by the adoption of SFAS No. 123(R), which resulted in $4.0 million of share-based compensation expense recognized during 2006 relating to the company’s marketing, general and administrative personnel. The remaining increase in marketing, general and administrative expenses is due to higher costs associated with complying with the regulations applicable to a public company, an increase in marketing, general and administrative headcount as the company’s operations continued to grow, and an increase in market research efforts associated with the company’s SILENOR™ product candidate.
At December 31, 2006, the company had cash and cash equivalents and short-term investments totaling $57.9 million and no long-term debt. At December 31, 2005, the company had cash and cash equivalents and short-term investments totaling $104.0 million and no long-term debt. The company believes that its existing cash and investments will be sufficient to meet its projected operating requirements into mid-2008.

“We achieved a number of important milestones in 2006. Most importantly, we reported positive results from four Phase 3 clinical trials evaluating SILENOR™ for the treatment of insomnia,” said Ken Cohen, Somaxon president and CEO. “With the completion of these Phase 3 clinical trials, together with our two previously-completed Phase 2 clinical trials, we have completed our clinical development program for SILENOR™. The data generated suggest that SILENOR™ produces clear, positive, clinically meaningful improvements in patients with insomnia, with a favorable safety and tolerability profile. We believe this product candidate, if approved by the FDA, has the potential to become a significant participant in a large and rapidly expanding insomnia market.”
“In 2007, we will continue to focus on our planned submission of a New Drug Application for SILENOR™ in the third quarter,” continued Cohen. “In addition, we are in discussions with a number of other pharmaceutical companies with the goal of optimizing the commercial success of SILENOR™, and we expect to complete a strategic transaction in 2007.”
Company Development and Regulatory Update
Somaxon has previously reported the results of all of its four Phase 3 clinical trials evaluating SILENOR™ for the treatment of insomnia. These clinical trials demonstrated statistically significant and clinically meaningful improvements across multiple endpoints measuring sleep onset, sleep maintenance and sleep duration. The clinical trial results also demonstrated a favorable safety and tolerability profile, with the overall incidence of adverse events comparable to placebo, a low discontinuation rate and no evidence of dependency, withdrawal, tolerance or amnesia.
The company reported the results from the first of these clinical trials, which evaluated SILENOR™ in the treatment of adults with chronic insomnia, in April 2006. SILENOR™ demonstrated a statistically significant improvement compared to placebo on the primary endpoint of Wake After Sleep Onset (WASO), as well as a range of secondary endpoints including Latency to Persistent Sleep (LPS) and Total Sleep Time (TST).
Somaxon reported results from its second Phase 3 clinical trial, which evaluated SILENOR™ in healthy adults experiencing transient insomnia in a sleep laboratory setting, in October 2006. SILENOR™ demonstrated a statistically significant improvement compared to placebo on the primary endpoint of LPS, as well as a range of secondary endpoints including WASO, TST and Latency to Sleep Onset (LSO).

The company reported results from its third Phase 3 clinical trial, which evaluated SILENOR™ in elderly patients with primary sleep maintenance insomnia in an outpatient setting, in November 2006. SILENOR™ demonstrated a statistically significant improvement compared to placebo in the primary endpoint of subjective Total Sleep Time (sTST), as well as a range of secondary endpoints including subjective Wake After Sleep Onset and Sleep Quality.
The company reported results from its fourth and final Phase 3 clinical trial, which evaluated long-term use of SILENOR™ in elderly patients with primary sleep maintenance insomnia, in December 2006. SILENOR™ demonstrated a statistically significant improvement compared to placebo in the primary endpoint of WASO, as well as a range of secondary endpoints including TST, Sleep Efficiency, sTST, and LSO.
As the company previously disclosed, in connection with a planned pre-NDA meeting for SILENOR™ in May 2006, the U.S. Food and Drug Administration (FDA) requested that Somaxon conduct additional preclinical work regarding SILENOR™. Somaxon then initiated a preclinical program consisting of standard genotoxicity, reproductive toxicology and carcinogenicity studies.
With respect to the timing of these studies, the FDA indicated that the data from the genotoxicity studies and reproductive toxicology studies should be included in the original NDA for SILENOR™. The FDA also indicated to Somaxon that depending on the outcome of the genotoxicity studies, it may be flexible as to the timing of the conduct of the carcinogenicity studies, including the potential that the data from those studies may be submitted as a post-NDA approval commitment.
The company completed the genotoxicity studies and, in its assessment of the results, did not observe a signal indicative of genotoxicity in any of the assays. The company submitted the data from the genotoxicity studies to the FDA and, based on the company’s assessment, requested that the agency clarify the required timing of submission of the data from the requested carcinogenicity studies of SILENOR™.
In recent correspondence, the FDA agreed with the company’s assessment that SILENOR™ does not appear to have genotoxic potential. The FDA indicated that, unless other preclinical data raise a concern, a complete assessment of the carcinogenic potential of SILENOR™ may not be needed prior to NDA approval. The FDA also indicated that it may accept the results of a shorter-term carcinogenicity study for approval of the NDA and allow the standard two-year carcinogenicity study to be completed as a Phase 4 commitment. Somaxon is exploring the subject of a shorter-term carcinogenicity study, which the company believes could be completed by the first half of 2008.

The company is also conducting the reproductive toxicology studies of SILENOR™ requested by the FDA, and it plans to complete those studies in the first half of 2007. The company plans to file the NDA for SILENOR™ in the third quarter of 2007, assuming that the reproductive toxicology studies for SILENOR™ proceed as currently scheduled.
In addition, during 2006 the company completed a pilot Phase 2 trial for nalmefene in smoking cessation with positive results. The company also completed a Phase 2/3 clinical trial for nalmefene for the treatment of pathological gambling that did not achieve statistical significance for the primary or secondary endpoints. The company is evaluating the results from both of these trials before making any determinations regarding the future of the nalmefene program.
Conference Call Information and Forward-Looking Statements
On Tuesday, March 13, 2007, the company will host a conference call with interested parties beginning at 8:30 a.m. ET (5:30 a.m. PT) to review the results of operations for the fourth quarter and full year ended December 31, 2006. The conference call will be available to interested parties through a live audio Internet broadcast at www.somaxon.com and www.opencompany.info. The call will also be archived and accessible at both sites for approximately one year. Alternatively, callers may participate in the conference call by dialing (800) 219-6110 (domestic) or (303) 262-2142 (international). A telephonic replay will be available for approximately one week following the conclusion of the call by dialing (800) 405-2236 (domestic) or (303) 590-3000 (international), and entering passcode 11084922.
Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s operating expenses and clinical developments, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology. Somaxon has completed four successful Phase 3 clinical trials for its lead product candidate, SILENOR™ (doxepin HCl) for the treatment of insomnia. Somaxon expects to file an NDA with the FDA for SILENOR™ in the third quarter of 2007, assuming that its ongoing preclinical studies proceed as currently scheduled. Somaxon has completed a pilot Phase 2 trial for nalmefene in smoking cessation with positive results. It has also completed a Phase 2/3 clinical trial for nalmefene for the treatment of pathological gambling that did not achieve statistical significance for the primary or secondary endpoints. The company will evaluate the results from both of these trials before making determinations regarding the future of the nalmefene program. Acamprosate Ca, a potential treatment for movement disorders, is currently in formulation development.
For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. For example, statements regarding the FDA’s requirements relating to Somaxon’s preclinical studies, planned filing of an NDA for SILENOR™ and potential for post-approval carcinogenicity studies are forward looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, the potential for SILENOR™ or Somaxon’s other product candidates to receive regulatory approval for one or more indications on a timely basis or at all; the results of pending preclinical studies for SILENOR™ or Somaxon’s other product candidates; the timing of receipt of preclinical study results and any NDA submission; unexpected findings relating to SILENOR™ or Somaxon’s other product candidates that could delay or prevent regulatory approval or commercialization, or that could result in recalls or product liability claims; the potential for the FDA to require preclinical or clinical requirements to support an NDA filing for SILENOR™ or Somaxon’s other product candidates, or the imposition of additional requirements to be completed before or after regulatory approval; Somaxon’s ability to demonstrate to the satisfaction of the FDA that potential NDA approval of SILENOR™ is appropriate without standard, long-term carcinogenicity studies, given the context of completed trials and pending studies; other difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for SILENOR™ or Somaxon’s other product candidates; the scope and validity of patent protection for SILENOR™ and Somaxon’s other product candidates; the market potential for insomnia and other target markets, and Somaxon’s ability to compete; the potential to enter into and the terms of any strategic transaction; Somaxon’s ability to raise sufficient capital; and other risks detailed in Somaxon’s prior press releases as well as in periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Somaxon undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
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FINANCIAL TABLES FOLLOW

SOMAXON PHARMACEUTICALS, INC.
SUMMARY OPERATING LOSS STATEMENTS

	Quarter ended December 31,		Year ended December 31,
	2006	2005	2006	2005
	(Amounts in thousands, except per share amounts)
Operating expenses
License fees	$654	$141	$1,165	$482
Research and development	4,915	11,377	37,462	28,955
Marketing, general and administrative expense	3,574	1,756	11,744	4,814
Remeasurement of Series C warrant liability	—	—	—	5,649

Total operating expenses	9,143	13,274	50,371	39,900

Loss from operations	(9,143)	(13,274)	(50,371)	(39,900)
Interest and other income	838	661	3,961	1,413

Net loss	(8,305)	(12,613)	(46,410)	(38,487)
Accretion of redeemable convertible preferred stock to redemption value	—	(33)	—	(86)

Net loss applicable to common stockholders	(8,305)	(12,646)	(46,410)	(38,573)

Basic and diluted net loss applicable to common stockholders per share	$(0.46)	$(4.33)	$(2.58)	$(33.30)

Shares used to calculate net loss applicable to common stockholders per share	18,030	2,918	17,981	1,158

Unaudited non-GAAP net loss per share information:
Net loss		$(12,613)		$(38,487)
Shares used to calculate Non-GAAP net loss per share		13,563		9,297

Non-GAAP net loss per share		$(0.93)		$(4.14)

Reconciliation of GAAP net loss applicable to common stockholders per share to unaudited non-GAAP net loss per share:
GAAP basic and diluted net loss applicable to common stockholders per share		$(4.33)		$(33.30)
Decrease due to items summarized below		3.40		29.16

Non-GAAP net loss per share		$(0.93)		$(4.14)

GAAP weighted average number of common shares outstanding		2,918		1,158
Increase in the weighted average number of common shares outstanding from treating preferred shares as if they converted into common shares at their date of issuance		10,645		8,139

Shares used in non-GAAP net loss per share		13,563		9,297

Unaudited non-GAAP net loss per share and number of shares used in non-GAAP net loss per share treats outstanding preferred shares as if they were converted into common shares at their date of issuance.

SOMAXON PHARMACEUTICALS, INC.
SUMMARY BALANCE SHEETS

	December 31,	December 31,
	2006	2005
	(in thousands)
ASSETS
Current assets:
Cash, cash equivalents and investments	$57,914	$103,965
Other current assets	515	1,924

Total current assets	58,429	105,889
Long-term restricted cash	600	—
Property and equipment, net	263	190
Other assets	160	177

Total assets	$59,452	$106,256

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,731	$11,882
Accrued liabilities	1,364	919

Total current liabilities	7,095	12,801

Total stockholders’ equity	52,357	93,455

Total liabilities and stockholders’ equity	$59,452	$106,256